Exhibit 99.1

For Release April 27, 2004 – 6:00 a.m. PDT	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,

ANNOUNCES 10% STOCK DIVIDEND

Spokane, Washington, April 27, 2004 – Sterling Financial Corporation (NASDAQ:STSA) today announced that the Sterling Board of Directors has declared a 10% stock dividend, payable May 28, 2004, to shareholders of record at May 10, 2004.

“The Sterling Board of Directors is very pleased to issue this 10% stock dividend.  We expect this dividend, along with our ongoing business strategies, to enhance long-term shareholder value.”  Chairman and Chief Executive Officer Harold Gilkey added that, “The increased market value created by Sterling’s ongoing growth and profitability and solid financial performance warrants paying the stock dividend.”

Sterling Financial Corporation had approximately 20.5 million shares issued and outstanding at March 31, 2003.  Following the stock dividend, the company will have approximately 22.5 million shares issued and outstanding.  Fractional shares resulting from the stock dividend will be paid in cash.

ANNUAL MEETING

The Annual Meeting of Shareholders of Sterling Financial Corporation will be held today at 10:00 a.m. PDT at the Spokane Agricultural Trade Center in Spokane, Washington.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank (“Sterling Savings”).  Sterling Savings is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings, based in Spokane, Washington, has branches throughout Washington, Oregon, Idaho and Montana.  Through Sterling’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Arizona and Montana.  Sterling’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities, through regional representatives throughout Sterling Savings’ branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to our future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.